FOR IMMEDIATE RELEASE

XFONE Reports Strong Third Quarter Fiber Growth

Lubbock, TX – November 16, 2010 – XFONE, Inc. (NYSE Amex and TASE: XFN) (“XFONE” or “the Company”) announces results for the three and nine months ended September 30, 2010.  As a consequence of the Company’s sale of its UK and Israeli Divisions, the results from those subsidiaries are reflected as discontinued operations for all periods presented.

Revenue
Revenue from the Company’s Fiber-To-The-Premise (FTTP) business grew 29.5% to $2.6 million in the third quarter of 2010 as compared to approximately $2 million in the third quarter of 2009.  FTTP revenues represented 17.6% of total revenues for the three months ended September 30, 2010 as compared to 13.2% of total revenues for the three months ended September 30, 2009.  Sequentially, fiber revenues grew 8.1% from $2.4 million in the second quarter of 2010.

Consolidated revenues for the quarter ended September 30, 2010 were $15 million, a decrease of 3% compared to $15.4 million in the same prior year period, related primarily to attrition in the residential customers and wholesale business of Xfone’s legacy non-FTTP business. On a sequential basis, consolidated revenues demonstrated an increase of 3.8% when compared to the quarter ended June 30, 2010.

Customer Expansion
The Company’s total number of FTTP customers as of September 30, 2010 was 5,433 compared to 3,741 FTTP customers as of September 30, 2009.

Following the close of the third quarter, Xfone began construction of its PRIDE Network in the rural communities of northwestern Texas.  This project is being almost entirely financed by $63.7 million in funds from the Federal broadband stimulus program, of which 44.2% is contributed as a grant.

In September, Xfone was selected to receive an additional $36.2 million in Federal funding that will be used to further expand the PRIDE Network to communities in southern Louisiana, of which 49% is contributed as a grant.  When completed, the addition of the combined Texas and Louisiana networks will bring total company-wide FTTP passings to over 50,000.

Gross Profit Margin
Gross profit margin increased during the third quarter of 2010 to 48% compared to 45.8% in the same quarter last year, and showed a sequential increase from 47.4% in the second quarter of 2010 as the Company experienced growth in revenues from its higher margin FTTP business.  FTTP gross margin is typically between 60 and 80 percent, depending on product mix.

EBITDAS
EBITDAS (earnings before interest, taxes, depreciation, amortization and stock-based compensation) for the third quarter of 2010 was $1.9 million up sequentially from $1.6 million in the second quarter of 2010.  EBITDAS margin in the quarter ended September 30, 2010 was 12.7%.

Net Income
The Company reported a net loss from continued operations of $1.5 million or $0.07 loss per diluted share, assuming 21,169,288 shares outstanding in the third quarter of 2010 compared to a net loss of $2.3 million or $0.13 loss per diluted share assuming 18,376,075 shares outstanding in the third quarter of 2009.

Net financing expense was $2.3 million in the three months ended September 30, 2010 compared to $2.4 million in the three months ended September 30, 2009, primarily attributed to the effect of fluctuations in the exchange rate of the New Israeli Shekel (NIS) on the Company’s Bonds, which are stated in NIS.

Outlook
In the short term, Xfone expects continued double-digit growth of FTTP customers in the Levelland market.  The Company has begun the build out of its PRIDE Network, utilizing $99.9 million in Federal broadband stimulus funding and believes that the network will be completed within two to three years.

Click Here to View FTTP Trendline Charts or http://www.xfone.com/press_20101116_fttp_trendline.html

Mr. Guy Nissenson, Xfone’s President and CEO, commented, “As expected, we have continued to see solid growth in revenues from our fiber business as we add customers in the Lubbock and Levelland markets.  Our FTTP business has driven overall improved gross margins of 48% in the third quarter of 2010 compared to 45.8% in the third quarter of 2009 and has offset the attrition we’ve seen in our legacy residential copper network.  Despite lower consolidated revenues, the Company has returned to an almost pre-divestiture EBITDAS level, further demonstrating the affect of our improving margin performance.

 “Just after the close of the quarter we broke ground on the expansion of our FTTP network to new communities in Texas and Louisiana.  The roll out of FTTP in these markets will be modeled on Levelland, where we completed construction of the network earlier this year and we have been marketing, selling and connecting customers at an encouraging rate, with approximately 40% of residential households and 50% of businesses signing up so far.  Revenues from Levelland for the month of September 2010 increased more than 25% from revenues in August 2010.  With continued growth, we expect Levelland will contribute approximately $2.5 to $3.0 million of additional EBITDAS.

Conference Call:

The Company will host a conference call on, November 16, 2010 at 10:00 a.m. Eastern Time to discuss its financial results. The conference call may be accessed in the U.S. and Canada by dialing toll-free 1-877-407-8035.  International callers may access the call by dialing 1-201-689-8035.

A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing 1-877-660-6853 and international callers may dial 1-201-612-7415.  Callers must enter account number 286 and conference number 360627.

To access the live webcast, log onto the XFONE website at http://www.xfone.com. The webcast can also be accessed at http://www.InvestorCalendar.com.  An online replay will be available shortly after the call.

About XFONE, Inc.

A U.S.-domiciled corporation, XFONE, Inc., through its subsidiaries, offers local and long distance communications services which include voice, video and data over its Fiber-To-The-Premise (FTTP) network.  The Company currently has operations in Texas, Mississippi and Louisiana.  For the company's website, please visit: www.xfone.com

In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP EBITDAS (non-GAAP earnings before interest, taxes, depreciation, amortization and stock-based compensation, other expenses and non-recurring loss). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

There are a number of limitations related to the use of non-GAAP EBITDAS. First, these non-GAAP financial measures exclude depreciation and amortization expenses that are recurring and significant non-recurring expenses. First, Depreciation and amortization have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP operating loss do not differ from the components that our peer companies exclude when they report their results of operations. Third, there is no assurance we will avoid further non-recurring costs associated with other balance sheet items. Our management compensates for these limitations by providing specific reconciliation of GAAP amounts to these non-GAAP financial EBITDAS and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. Readers should note the chart at the end of this release which sets forth how we calculate the non-GAAP EBITDAS.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." XFONE's financial and operational results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Details:

US IR Contact John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Tel: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Company Contact Niv Krikov, CFO Tel: 1.806.771.1181 E-mail: niv@xfone.com

Xfone, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues:	$14,978,557	$15,443,537	$43,965,554	$46,548,959
Cost of revenues	7,784,053	8,376,660	23,080,577	25,441,450
Gross profit	7,194,504	7,066,877	20,884,977	21,107,509

Operating expenses:
Marketing and selling	1,199,904	1,092,222	3,380,702	3,417,027
General and administrative	5,265,376	5,434,453	15,948,725	15,921,184
Total operating expenses	6,465,280	6,526,675	19,329,427	19,338,211

Operating profit	729,224	540,202	1,555,550	1,769,298

Financing expense, net	(2,340,159)	(2,413,131)	(3,597,274)	(3,410,425)
Other expenses	(159,712)	(130,264)	(453,048)	(319,045)

Income (loss) from continued operations before taxes and non-controlling interest	(1,770,647)	(2,003,193)	(2,494,772)	(1,960,172)

Income tax benefit (expense)	250,690	(315,908)	503,306	4,051

Net Income (loss) from continued operations	(1,519,957)	(2,319,101)	(1,991,466)	(1,956,121)

Income (loss) from discontinued operations in the United Kingdom and Israel, before taxes	(957,320)	524,723	(862,444)	671,932

Capital gain from the disposal of the discontinued operations in the United Kingdom and Israel	1,217,374	-	1,217,374	-

Income tax expense on discontinued operations in the United Kingdom and Israel	(4,040)	144,631	(189,295)	(29,536)

Net income (loss)	(1,263,943)	(1,649,747)	(1,825,831)	(1,313,725)

Less: Net income (loss) attributed to non-controlling interest (related to discontinued operations)	26,693	(37,844)	(136,786)	81,318

Net income (loss) attributed to shareholders	$(1,237,250)	$(1,687,591)	$(1,962,617)	$(1,232,407)

Basic income (loss) per share:
Income (loss) from continued operations	$(0.072)	$(0.126)	$(0.098)	$(0.106)
Income (loss) from discontinued operations	0.013	0.034	0.001	0.039
Basic and diluted	$(0.059)	$(0.092)	$(0.097)	$(0.067)

Diluted income (loss) per share:
Income (loss) from continued operations	$(0.072)	$(0.126)	$(0.098)	$(0.106)
Income (loss) from discontinued operations	0.013	0.034	0.001	0.039
Basic and diluted	$(0.059)	$(0.092)	$(0.097)	$(0.067)

Basic weighted average number of shares outstanding:	21,119,488	18,376,075	20,295,714	18,376,075
Diluted weighted average number of shares outstanding:	21,169,288	18,376,075	20,295,714	18,376,075

Reconciliation of EBITDAS to Net income (loss) applicable to common stockholders as it is presented on the Condensed Consolidated
Statements of Operations for Xfone, Inc.

	Three months ended		Nine months ended
	September 30,		September 30, ,
	2010	2009	2010	2009

Net income (loss) attributed to shareholders	$(1,237,250)	$(1,687,591)	$(1,962,617)	$(1,232,407)

Depreciation and amortization	1,091,206	958,829	3,144,840	2,529,898
Compensation in connection with the issuance of warrants and options	84,129	257,330	535,512	452,175
Financing expense, net	2,340,159	2,413,131	3,597,274	3,410,425
Other expenses	159,712	130,264	453,048	319,045
Net loss (income) attributed to non-controlling interest	(26,693)	37,844	136,786	(81,318)
Income tax expense (benefit)	(250,690	315,908	(503,306)	(4,051)
Loss (income) from discontinued operations, after taxes	(256,014)	(669,354)	(165,635)	(642,396)

EBITDAS	$1,904,559	$1,756,361	$5,235,902	$4,751,371